Exhibit 99.1

                        PROFESSIONAL CONSULTING AGREEMENT
                        ---------------------------------


This Consulting Agreement ("Agreement") is made as of April 7th, 2003 by and between Telecommunication Products, Inc ("TCPD") a Colorado corporation with offices at 9171 Wilshire Boulevard, Suite B, Beverly Hills, California 90210 and Stephen Boylan an individual with offices at 32 Seacrest, Skerries, Dublin Ireland (the "Consultant").

                                    WITNESSTH

WHEREAS, the Company desires to retain Consultant to render consulting services, including services relating to market analysis, financial planning, strategic transactions, restructuring, strategic planning and development and internet and technology solutions.

WHEREAS, Consultant is willing to perform such consulting services on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the premises herein and other good and valuable considerations, the parties agree as follows:

1.     ENGAGEMENT

The Company hereby engages Consultant and Consultant hereby accepts such engagement as a Consultant to render the consulting services set forth below, as requested by the Company, and in furtherance of the business goals of the Company.

2.     CONSULTANT  DUTIES

Consultant shall, at the request of the Company, provide business management and marketing consultation services. Such services shall include, advice concerning the implementation and monitoring of business and marketing plans, as well as establishing and/or enhancing the Company's internet presence, advice concerning the Company obtaining investment banking and financial services, and advice concerning the Company retaining other professionals. The Consultant may also render the following services at the request of the Company:

a. Market Analysis- Consultant will assist the Company in researching market conditions and the Company's competitors.

b. Financial Planning - Consultant will assist the Company in determining the Company's financing requirements and will assist the Company in retaining and working with professionals to meet such requirements.

c. Strategic Transactions - Consultant will assist the Company in evaluating the advisability of entering into mergers, acquisitions and joint ventures.

d. Strategic Planning and Development - Consultant will assist the Company in understanding its operational objectives.

e. Operations Management & Consolidation - Consultant will establish business systems processes and procedures appropriate to both corporate (TCPD) and subsidiary (HMN) requirements in order to maximize cost efficiency and map out a "path to profitability."



3.     TERM


The term of this agreement shall commence on April 7th, for a minimum period of 180 days and is renewable by mutual consent of the parties.

4.     COMPENSATION

a. As full compensation for the services to be rendered by Consultant hereunder, Consultant shall be paid, and the Consultant agrees to accept one thousand (1,000) US Dollars per day plus expenses for the life of the Contact.

5.     ACTIVITIES

a. Throughout the term of this agreement, Consultant will provide the officers, directors, employees or designees of the Company with verbal as well as written reports, when reasonably requested, concerning its activities.

6.     THIRD  PARTIES

a. The Company acknowledges that, in connection with its engagement hereunder, Consultant may introduce the Company to third parties who may transact business with the Company and/or assist Consultant in providing consulting services to the Company hereunder.

7.     CONFIDENTIAL  INFORMATION

a. Consultant acknowledges that any and all confidential knowledge or information concerning the Company and its affairs obtained by it, its principals, employees and/or contractors in the course of its engagement hereunder will be inviolate by it and that it will conceal the same from any and all other persons and entities, including, but not limited to, competitors of the Company and that it will not impart any such knowledge to anyone whosoever during the term of hereof.


8.     CONSULTANT  STATUS

a. Consultant acknowledges that it is providing services hereunder as an independent contractor. Accordingly, Consultant agrees that any taxes associated with the performance of its services hereunder shall be its sole responsibility. Consultant further agrees that nothing herein shall create a relationship of partners or joint ventures between Consultant and the Company and, except as otherwise set forth herein, nothing herein shall be deemed to authorize Consultant to obligate or bind the Company to any commitment without the prior written consent of the Company in each instance.

9.     INDEMNIFICATION

a. The Consultant shall hold harmless and indemnify Company from and against any and all damages, losses, liabilities, obligations, fees, costs and expenses, including but not limited to, the payment and advancement of reasonable attorney's fees, resulting from, or incurred in connection with claims made against Consultant or Company relating to the performance of its duties hereunder. The provision of this section shall survive termination of this agreement. The Consultant will follow all applicable SEC and NASD laws, rules and regulations in performance of its duties hereunder.



 TELECOMMUNICATION  PRODUCTS,  INC.

    /s/ ROBERT  RUSSELL                         APRIL  7  2003
BY:  ________________________________    DATED:_________

ROBERT  RUSSELL,  President

    /s/ STEPHEN  BOYLAN                         APRIL  9  2003
BY:  ________________________________     DATED:_________

STEPHEN  BOYLAN,  an  individual